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                                                                   EXHIBIT 10.19

                          PURCHASE AND SALE AGREEMENT



       This Purchase and Sale Agreement (the "Agreement") is between ANADARKO PETROLEUM CORPORATION, a Delaware corporation, with offices located at 17001 Northchase Drive, Houston, Texas 77060 ("Seller") and TITAN RESOURCES, L.P., a Texas limited partnership acting herein by and through Titan Resources I, Inc., its sole general partner with offices located at 500 W. Texas, Suite 500, Midland, Texas 79701 ("Buyer").

       In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:


                         ARTICLE I.  PURCHASE AND SALE

       Section 1.01 Property. Subject to the terms and conditions hereof, Seller agrees to sell and assign or cause to sell and assign to Buyer and Buyer agrees to purchase and acquire from Seller at the Closing Date (but effective as of the Effective Date), all right, title and interest of Seller in and to:

       (a) The oil, gas and mineral leases described in Exhibit A attached hereto and incorporated herein, the leasehold estates or other interests in oil and gas created thereby, including working interests, operating rights, overriding royalty interests, net profits interests, mineral interests and similar interests and all rights and privileges appurtenant thereto or that may arise by operation of law or otherwise INSOFAR AND INSOFAR ONLY AS such leases cover and include the lands and depths described on Exhibit A (such leases, limited as shown on Exhibit A, shall be referred to hereinafter as the "Leases"), it being Seller's intent to sell and convey to Buyer all of Seller's right, title and interest therein unless specifically excluded hereunder;

       (b) All rights in any unit including, but not limited to, all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority affecting the Leases;

       (c) All oil, condensate or gas wells (whether or not currently producing), water source, and water and other injection or disposal wells located on the Leases or lands unitized or pooled therewith to which Seller has right, title, and interest as of the Effective Date; and
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              all fixtures, equipment and facilities, and other personal property used in connection with the production, gathering, storing, measuring, treating, operation, or maintenance of the properties described herein, whether or not located on the Leases;

       (d) Except as reserved by Seller in Section 1.02, all contracts and contractual rights, claims, causes of action, obligations and interests pertaining to the Leases and the personal property described herein, including, but not limited to, unit agreements, farmout agreements, farm-in agreements, operating agreements and production sales contracts;

       (e) Except as reserved by Seller in Section 1.02, all easements, rights-of-way, rights of ingress and egress, licenses, permits, and similar interests applicable to, or used in connection with the Leases or the personal property described herein;

       (f) All oil, condensate, natural gas, natural gas liquids and other minerals produced on or after the Effective Date, together with all inventories, oil, gas and production in tanks, in storage, "line fill" and inventory below the pipeline connection in tanks attributable to the Leases (collectively, the "Production");

       (g) All files (originals or copies), records, documentation and data of Seller relating to (or evidencing) Seller's ownership or rights in the Leases, Production, Rights-ofWay or other rights and interests described herein, including but not limited to lease files, land files, well files, accounting files, production sales agreements files, division order files, title opinions and abstracts, legal records, governmental filings, geological data, seismic data, information and analysis, production reports, production logs, core sample reports and maps as such data is assembled in the normal course of business (collectively "the Data").

       The entire right, title, interest, and estate assigned is hereinafter collectively referred to as "Property".

       Section 1.02 Interests Reserved by Seller. All trade credits, accounts receivable, notes receivable and other receivables attributable to the Property with respect to any period or time prior to the Effective Date of the purchase and sale shall remain the property of Seller and be excluded from this sale. All claims and causes of action arising from or which are attributable to any time period prior to the Effective Date shall remain the property of Seller and be excluded from this sale, to the extent Seller gives written notice of such claims and causes of action prior to





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one year from Closing and furnishes Buyer with sufficient detail to confirm the validity of such claims or causes of action. To the extent that Seller has reserved or continues to own an interest (including overriding-royalty interests, mineral-fee or leasehold interests, deep rights, or facilities, equipment, or pipelines) after the Effective Date for which Seller requires access across the land associated with the Property in order to exercise its rights, Seller reserves concurrent interest in all applicable easements, rights-of-way, contracts, and other rights relating to the reserved interests and necessary as reasonably required for exploring, drilling, producing, storing, or marketing oil, gas and other hydrocarbons from the respective zones or interests of the parties, including rights to lay pipelines, water lines, and power lines, dig pits, erect structures, and perform any other act reasonably necessary to Seller's interests provided such reservation does not unreasonably interfere with the rights to be assigned by Seller to Buyer in the Leases or the rights granted Buyer pursuant to the terms of any instrument creating such rights. Seller agrees to participate as to its proportionate share of maintenance costs for those jointly used roads, easements, rightsof-way, or other facilities hereunder based upon its actual and proportionate use of same.

       Section 1.03 Stock Tank Oil. Buyer agrees to reimburse Seller for the value, less taxes other than taxes on net income, of the merchantable oil and/or distillate above pipeline connections in the lease stock tanks as of the Effective Date of the purchase and sale that is attributable to the Property, at the prevailing market value in the area adjusted for grade and gravity. For purposes of this Section 1.03, Seller and Buyer agree to accept the operator's tank gauge readings.

       Section 1.04 Costs and Expenses and Income. Except as otherwise specifically provided in this Agreement, all costs, expenses and income related to the Property which accrue prior to the Effective Date shall belong to Seller; and all normal and customary costs, expenses and income (other than those specifically assumed by each party in other provisions in this Agreement) relating to the Property which accrue on or after the Effective Date shall belong to Buyer.

       Section 1.05 Suspended Funds. As soon as practicable after the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are held in suspense and shall transfer to Buyer all such suspended proceeds. Buyer shall be responsible for the proper distribution of all suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses (including without limitation, court cost and reasonable attorney fees) arising out of or relating to Buyer's erroneous distribution of such suspended proceeds.





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                          ARTICLE II.  PURCHASE PRICE

       Section 2.01 Purchase Price. The purchase price for the Property is $58,065,000 (the "Purchase Price"). Upon execution hereof, Buyer shall tender to Texas Commerce Bank, Midland, Texas, as escrow agent hereunder, by wire transfer or certified check, 10` of the above stated Purchase Price as a performance deposit (the "Deposit"). The Deposit shall be invested in Texas Commerce Bank's Hannover Fund with any interest earned thereon accruing to the account of Buyer. At Closing, the Deposit (less any interest earned thereon) shall be paid to Seller and Buyer shall pay and deliver to Seller, or to an account designated by Seller, by wire transfer or certified check the remaining unpaid portion of the Purchase Price after any applicable price adjustment as provided for herein below.

       If the Closing does not occur under this Agreement as a result of any breach of this Agreement, failure or other fault of Buyer, then Seller shall receive the Deposit (without interest), as its sole remedy and measure of damages (including, but not limited to punitive, consequential, and/or other special damages or awards). If the Closing does not occur as a result of any breach of this Agreement, failure or other fault of Seller, the Deposit will be refunded, with all interest earned thereon, to Buyer. Buyer shall, as its sole and exclusive remedy and measure of damages (including, but not limited to punitive, consequential and/or other special damages or awards), be entitled to seek specific performance of this Agreement and recovery of any reasonable transaction fees, attorney's fees, court costs, and administrative- fees associated therewith.

       Section 2.02 Allocation of Final Purchase Price. Prior to Closing, Buyer and Seller shall mutually agree in writing to the allocation of the Final Purchase Price to interests relating to capital assets, to leasehold other than tangible equipment (leasehold) and to tangible equipment and facilities (tangible).

       Section 2.03 Non-Simultaneous Tax-Free Like-Kind Exchange. Seller and Buyer hereby agree that Seller, in lieu of the sale of the Assets to Buyer for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In the event Seller assigns its rights under this Agreement pursuant to this Section 2.03, Seller agrees to notify Buyer in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement, Buyer agrees to (i) consent to Seller's assignment of its rights in this Agreement by executing the form attached hereto as Exhibit 2.03 and





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(ii) deposit the full Purchase Price less adjustments permitted herein into the qualified escrow account at Closing.  If Seller makes an election under this
Section 2.03, Buyer shall not be obligated to pay any additional costs or incur any additional obligations or liabilities in the acquisition of the Property. Seller hereby acknowledges that any assignment of its rights pursuant to this
Section 2.03 shall in no way relieve Seller from any of its obligations under this Agreement.


                 ARTICLE III.  CLOSING DATE AND EFFECTIVE DATE

       Section 3.01 Closing Date. Subject to the satisfaction of conditions to Closing, the closing of the purchase and sale provided for in this Agreement ("Closing") shall take place on or before December 1, 1995, (the "Closing Date") in Seller's office in Houston, Texas or on such other date or in such other place as the parties may mutually agree; provided, however, if any matters have been submitted for resolution pursuant to Article XIV hereof, the Closing shall take place within five (5) days following receipt by the parties of the arbitrator's decision thereunder.

       Section 3.02 Effective Date. The effective date of the purchase and sale shall be 7:00 a.m., local time, where the Property is located, on July 1, 1995 (the"Effective Date").

       Section 3.03 Change of Operation Date. Change of Operation Date shall be 7:00 a.m. local time on the first day of the month following the Closing Date or other such date as the parties hereto may mutually agree.


                     ARTICLE IV.  REPRESENTATIONS OF SELLER

       Seller represents and warrants to Buyer that on and as of the Effective Date and/or on the Closing Date the following representations and warranties will be true and correct:

       Section 4.01 Corporate Authority. Seller is a corporation duly organized and in good standing under the laws of the State of Delaware, duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

       Section 4.02 Requisite Approvals. Seller has taken all requisite and necessary actions pursuant to Seller's Articles of Incorporation, By-laws and other governing documents to fully authorize Seller to sell the Property in accordance with the terms and conditions of this Agreement.





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       Section 4.03 Validity of Obligation.  This Agreement and each of the documents to be executed and delivered by Seller to Buyer on, before or after the Closing Date have been duly executed by the appropriate officials of Seller and constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with the terms of this Agreement and such documents except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by principles of general applicability.

       Section 4.04 Impediments to Consummation of Agreement. Seller's execution, delivery and performance of this Agreement will not conflict with or violate any agreement or instrument to which Seller is a party or any law, rule, regulation, ordinance, judgment, decree or order to which Seller is subject.

       Section 4.05 Litigation and Claims. Except as disclosed in Exhibit 4.05, no suit, action, or other proceeding is pending or, to Seller's knowledge, threatened against Seller or any other purported title holder of the Leases before any court or governmental agency which might have a material adverse effect on the ownership of the Leases or any part thereof or which could now or hereafter result in impairment of or loss of value as to Seller's title to any part of the Property or the value thereof or which might hinder or impede the operation of the Property and Seller shall promptly notify Buyer of any such proceedings arising or threatened prior to Closing.

       Section 4.06 Compliance with Laws. To the best of Seller's knowledge, Seller has complied with and shall continue to comply in all material respects with all valid laws, regulations and orders of all governmental agencies having jurisdiction over the Property.

       Section 4.07 Liens. There are no liens or security interests on the Property as of the date hereof except for (i) liens for taxes or assessments not due or not delinquent as of the time of Closing or (ii) liens of operators relating to obligations not yet due or pursuant to which Seller is not delinquent.

       Section 4.08 Taxes.  All taxes which are due and payable by Seller on or
before the Effective Date that relate to, arise out      of, or impact upon the
Property, including, without limitation, property, use, severance and ad valorem taxes imposed by the United States or the States of Texas or New Mexico, or by any other taxing authority having jurisdiction over Seller or the Property, and interest and penalties thereon have been or will be paid in full prior to the Closing hereunder, unless such taxes are being contested in good faith by Seller and disclosed to Buyer in writing. Ad valorem taxes for tax year 1995 shall be prorated between Seller and Buyer as provided in this Agreement.





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       Section 4.09 Consents.  Seller, on or before Closing, shall have used its reasonable efforts to obtain consents, except those which by their nature cannot be requested or obtained until after Closing, or which Buyer and Seller shall~have mutually waived or which have resulted in an adjustment to the Purchase Price.

       Section 4.10 Expenses. To the best of Seller's knowledge, all expenses payable under the terms of any contracts applicable to the Property have been properly paid, except for such expenses as are being currently paid prior to delinquency in the ordinary course of business or which are being contested in good faith and as disclosed to Buyer in writing.

       Section 4.11 Compliance. To the best of Seller's knowledge, the Leases have been operated and hydrocarbons have been produced from the Property in substantial compliance with all of the applicable contracts and all applicable state and federal laws, rules and regulations. Seller will take no action conflicting with placing Buyer in the position to assume the operating control and possession of the Property as of the Change of Operation Date.

       Section 4.12 Environmental. To the best of Seller's knowledge, Seller has all material permits, licenses and other authorizations (collectively, the "Environmental Permits") that it is required to hold under the Environmental Laws as herein defined. Except to the extent the same have been remedied, Seller has not received any notifications from any governmental authority, surface owner, or tenant nor has Seller otherwise learned that the Leases or the operation thereof are in violation of any applicable Environmental Laws or that there are Environmental Claims (as hereafter defined).

       Section 4.13 Disclosure. Without affecting Seller's disclaimer of certain warranties under Section 6.03 hereof, and to the best of Seller's knowledge, as of the date hereof and until Closing, Seller will make a good faith effort to disclose to Buyer, as an accommodation to Buyer, all knowledge in Seller's possession regarding any and all reasonable material matters affecting the Property which a reasonably prudent purchaser of the Property would want to know.


                      ARTICLE V.  REPRESENTATIONS OF BUYER

       Buyer represents and warrants to Seller that on and as of the Effective Date and/or on the Closing Date the following representations and warranties will be true and correct:

       Section 5.01 Authority. Buyer is a limited partnership duly organized and in good standing under the laws of the State of Texas, duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and





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authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

       Section 5.02 Requisite Approvals. Buyer has taken all requisite and necessary actions pursuant to Buyer's agreement of limited partnership and other governing documents to fully authorize Buyer to buy the Property in accordance with the terms and conditions of this Agreement.

       Section 5.03 Validity of Obligation. This Agreement and each of the documents to be executed and delivered by Buyer to Seller on or before the Closing Date, once duly executed by the appropriate officials of Buyer, shall constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with the terms of this Agreement and such documents except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by principles of general applicability.

       Section 5.04 Impediments to Consummation of Agreement. Buyer's execution, delivery and performance of this Agreement will not conflict with or violate any agreement, instrument to which Buyer is a party or any law, rule, regulation, ordinance, judgment, decree or order to which Buyer is subject.

       Section 5.05 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel and on the Seller's representations as set forth herein concerning this Agreement, the Property and the value thereof.

       Section 5.06 Own Account. Buyer is acquiring the Property for its own account, not with a view toward, or for the sale in connection with, any distribution thereof, nor with any intention of distributing or selling any interests in the Property in violation of the Securities Act of 1933 or any other applicable federal or state securities laws and regulations. Except for traditional mortgage financing from reputable financial institutions, Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties (except as the same may be done in compliance with applicable laws and regulations), in order to fund the Purchase Price or the Deposit and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer's own funds.

       Section 5.07 Purchase Price. Buyer has arranged or will arrange to have available by the Closing Date sufficient funds to enable the Buyer to pay in full the Purchase Price as herein





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provided and otherwise to perform its obligations under this Agreement.

       Section 5.08 Compliance with Laws. Buyer shall comply with all applicable laws, ordinances, rules, and regulations and shall promptly obtain and maintain all permits required by governmental agencies or other jurisdictional authorities in connection with the Property.


                     ARTICLE VI.  DISCLAIMER OF WARRANTIES

       Section 6.01 Title Warranty. SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE PROPERTY TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, AS PROVIDED IN THE FORM OF ASSIGNMENT AND BILL OF SALE ATTACHED AS EXHIBIT B HERETO. SELLER SHALL WARRANT AND DEFEND TITLE TO THE PROPERTY BY, THROUGH, AND UNDER SELLER AND NOT OTHERWISE. IF, AS OF THE EFFECTIVE DATE, THERE ARE OVER OR UNDER IMBALANCES WITH RESPECT TO GAS PRODUCTION OR PROCESSING ATTRIBUTABLE TO THE PROPERTY, OR WITH RESPECT TO STATE ALLOWABLES, THE PROPERTY WILL BE CONVEYED SPECIFICALLY SUBJECT TO SUCH IMBALANCES WHICH EXIST AS OF THE EFFECTIVE DATE, WITH BUYER BEARING AND ASSUMING ALL OBLIGATIONS ON ACCOUNT OF OVERPRODUCTION FROM THE PROPERTY BEING ACQUIRED, AND BUYER RECEIVING THE BENEFIT OF AND BEING CREDITED WITH ANY AMOUNT OR CREDIT BECAUSE OF UNDERPRODUCTION FROM THE PROPERTY BEING ACQUIRED. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT EXCEPT AS PROVIDED IN SECTION 7.01(c) 2 HEREOF.

       Section 6.02 Limitations. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE PROPERTY. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTY ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE PROPERTY FOR ALL PURPOSES AND SHALL HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION, SUBJECT TO THE PROVISIONS OF SECTION 13.18.

       Section 6.03 Other Property. SELLER AND ITS CONSULTANT (RANDALL & DEWEY, INC.) MAKE NO WARRANTY OR REPRESENTATION, EXPRESS





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OR IMPLIED, AS TO (i) THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR
MATERIAL FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTY; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTY; OR
(iii) THE ABILITY OF THE PROPERTY TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER (DIRECTLY OR THROUGH RANDALL & DEWEY, INC.) IS PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.

       Section 6.04 Crude Oil Spills, NORM. Etc. Buyer acknowledges that the Property has been utilized for the purpose of production and development of oil and gas and that there may have been spills of crude oil, produced waters, or other materials on the Property. In addition, Buyer acknowledges that oil and gas producing formations can contain naturally occurring radioactive material
(NORM) and that some oil field production equipment and/or facilities may contain asbestos and/or NORM. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos or NORM. From and after Closing and subject to the other provisions of this Agreement, Buyer assumes all liability for and in connection with the assessment, remediation, removal, transportation and disposal of any such materials and will conduct these and any other associated activities in accordance with all rules, regulations and requirements of government agencies.


                              ARTICLE VII.  TITLE

       Section 7.01 Definitions. For this Article VII the following definitions shall apply:

       (a) "Defensible Title" shall mean, as to the Property, such title, whether held by Seller or by a third party for the benefit of Seller, that, except for and subject to the Permitted Encumbrances (as defined herein): (i) entitles Seller to receive as of the Effective Date, not less than the "Net Revenue Interest" set forth in Exhibit C in the oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from any well located on the Leases as to the presently producing formations; (ii) obligates Seller as of the Effective Date to bear costs and expenses relating to the maintenance, development and operation of any well located on the Leases in an amount not greater than the "Working Interest" set forth in Exhibit C, and
              (iii) is free and clear of liens, encumbrances and defects.

       (b) The term "Permitted Encumbrances," as used herein, shall mean, only to the extent that the net cumulative effect of such encumbrances does not operate to reduce the Net





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
              Revenue Interest as to any well to less than the Net Revenue Interest set forth in Exhibit C for such well and does not operate to increase the costs and expenses relating to the maintenance, development and operation of any well in an amount greater than the Working Interest set forth in Exhibit C for such well, as follows:

                     1. Lessors' royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens;

                     2. Required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

                     3. All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance; and

                     4. Easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on over or in respect of any of the Property.

       (c) The term "Title Defect" as used herein shall mean any material encumbrance, encroachment, irregularity, defect in or objection to Seller's title to the Property (expressly excluding Permitted Encumbrances), that alone or in combination with other Title Defects renders Seller's title to the Property less than Defensible Title. Additionally, Title Defect includes the following:

                     1. If Buyer determines reasonably and in good faith that there has been substantial non compliance with the material laws, rules, regulations, ordinances or orders of any governmental agency or authority having jurisdiction over the Property, resulting in substantial risk of loss of the Property or





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
                            value thereof, then Buyer may elect to treat such non-compliance as a Title Defect.

                     2. Except as provided in Section 12.03, if Seller is obligated by virtue of a prepayment arrangement under any contract or other arrangement to deliver hydrocarbons produced from the Property at some future time without then or thereafter receiving full payment therefor, or if the actual imbalances in aggregate exceed those set forth on Exhibit
                            12.03 by 50% or more then Buyer may elect to treat the same as a Title Defect.

                     3. Except for matters disclosed in Exhibit 4.05, if Buyer becomes aware of any suit, action or other proceeding before any court or government agency that Buyer determines reasonably and in good faith would result in loss or impairment of Seller's title to any portion of the Property or a portion of the value thereof, Buyer may elect to treat such action as a Title Defect.

                     4. If any necessary third party consent to assignment is not obtained prior to the Closing Date, Buyer may elect to treat such consent requirement as a Title Defect. For purposes hereof necessary third party consents shall not include (i) consents customarily obtained subsequent to such assignment including, without limitation, consent to the assignment of federal or Indian leases, or (ii) consents contractually permitted to be obtained subsequent to such assignments.

       Section 7.02 Title Defect Adjustment. Upon execution of and pursuant to the terms or this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the title of the Property. If, in the course of conducting such investigation, Buyer discovers Title Defects, Buyer may, no later than five days prior to the Closing Date, notify Seller in writing specifying such Title Defects, the Property affected thereby, and Buyer's estimate of the net reduction in value of the Property affected by such Title Defects. A Title Defect shall not be considered for adjustment unless the collective aggregate value of such defects exceeds $250,000.

       If Buyer fails to notify Seller no later than five days prior to Closing of any such defects, the defects will be deemed waived, Seller shall be released from any liability therefor, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such defects. If Buyer notifies Seller of the defects no later than five days before Closing and if such defects are in Seller's opinion capable of being corrected prior to the Closing Date, Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date.

       With respect to such defect(s) that Seller elects not to cure, or that Seller has not cured to the reasonable satisfaction of Buyer, Buyer may waive the defect(s). However, with respect to those defects that Buyer does not elect to waive or that have not been cured to the reasonable satisfaction of Buyer, Buyer and Seller will agree to either (i) adjust the Purchase Price by an amount agreed upon by Buyer and Seller to be the value of such defect(s) but in no event shall such adjustment exceed the applicable allocated value as set forth in Exhibit C attached hereto ("Allocated Value") in which event the Property subject to the Title Defect will be sold hereunder, or (ii) exclude the Property subject to the uncured Title Defect from the sale and reduce the Purchase Price by the applicable Allocated Value. If the parties are unable to agree to a course of action with respect to such Title Defects, the matter shall be resolved pursuant to the provisions of Article XIV hereof.

                     ARTICLE VIII.  PRE-CLOSING OBLIGATIONS

       Section 8.01 Third Party Preferential Rights. After execution hereof, if any Property is subject to preferential purchase rights, rights of first refusal, or similar rights (collectively, "Preferential Rights"), Seller shall notify the holders thereof of its intention to sell such Property, and of the value attributed thereto. Buyer and Seller shall assign a value to each separately designated Property or portion of a Property as may be required by the instruments creating a Preferential Right, using, where applicable, the Allocated Values for such portion of the Property. If any Property is subject to consents to assign, approvals or similar rights (collectively, "Consents"), Seller shall notify the holders thereof of its intention to sell such Property and request their consent to the assignment to Buyer. Seller shall promptly (and in any event by November 20, 1995) notify Buyer if the Preferential Rights are exercised, waived or deemed waived, or if any Consents are denied. Seller will not be liable to Buyer if any Preferential Rights are exercised, or any Consents are denied. However, if Seller is unable to obtain the required waivers of Preferential Rights or Consents prior to the Closing Date (other than Consents from governmental agencies ordinarily obtained after Closing), the portion of the Property affected will, at the option of Buyer (a) be deleted from this sale and the Purchase Price decreased by the corresponding Allocated Value or (b) be sold to Buyer, in which event Buyer shall be entitled to receive any amounts paid upon exercise of the Preferential Rights applicable thereto with Buyer indemnifying and holding Seller harmless for all associated claims and/or litigation brought by third parties unable to fully exercise a preferential right to purchase due to Seller's sale of the subject property hereunder. If the holder of a Preferential Right on a Property that has been deleted from the sale to Buyer fails to consummate the purchase of the Property covered by such right within the time required, then Seller shall so notify Buyer and within thirty (30) days after Buyer's receipt of such notice from Seller, Seller shall sell to Buyer and Buyer shall purchase from Seller for the Allocated Value, and upon other terms of this Agreement, the interest to which the Preferential Right applied provided no material adverse change has occurred in the Property.

       Section 8.02 Access to the Property. After execution of this Agreement and prior to Closing, subject to the consent and cooperation of operators and other third parties, Buyer and its representatives shall have access to the Property and the right to observe operations and inspect any and all of the Property, equipment, improvements and fixtures included in the Property to the extent that Seller has the legal right to such access. Buyer agrees to protect defend, indemnify and hold harmless Seller and its co-owners and joint venturers, their contractors and subcontractors, and their directors, officers, employees and agents from any damage, suit, claim, loss or liability (collectively "Claim") that may arise in connection with such access provided to Buyer pursuant to this Section 8.02, including Claims arising out of injuries (including death), or damages to any person or property, resulting from any act or omission of Buyer or its representatives.

       Section 8.03 Casualty Loss. If, prior to Closing, all or any material portion of the Property is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain, or proceedings for such purposes are pending or threatened, Seller shall notify Buyer of such fact and Buyer may elect either (i) to treat the Property affected by such destruction, taking, or pending or threatened taking as a Property with a Title Defect (ii) to purchase such Property notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case Seller shall, at Closing, pay to Buyer all sums received by Seller from third parties by reason of the destruction or taking of such Property and shall assign, transfer and set over unto Buyer all of Seller's right title and interest in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking, of such Property.

       Section 8.04 Risk of Loss. Except as otherwise stated in this Agreement, Buyer shall assume the risk of any change in the condition of the Property from and after the Effective Date until the Closing, except to the extent any change is attributable to the gross negligence or willful misconduct of Seller. Seller agrees that it will add Buyer as a loss payee under all policies of insurance applicable to the Property and that Buyer shall be entitled to receive any insurance proceeds payable as a result of damage to or destruction of the Property from and after the Effective Date.

       Section 8.05 Hart Scott Rodino Filing. If the parties determine that the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "Act") applies to this transaction, Buyer and Seller will, within ten (10) business days following the execution hereof, file with the Federal Trade Commission and the Department of Justice the required notifications, reports, and supplemental information to comply, in all respects, with the requirements of the Act.
Buyer will promptly pay to the appropriate government agency all filing fees required of "acquiring persons" under the Act.

                              ARTICLE IX.  CLOSING

       Section 9.01 Conditions to Closing. The obligations of Buyer and Seller at the Closing are subject to the satisfaction of the following conditions:

       (a) All representations and warranties of each party herein shall be true, correct, and not misleading in all material respects, and each party shall have performed and satisfied all obligations, agreements and covenants required by this Agreement to be performed and satisfied by such party.

       (b) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby, and there shall be no reasonable basis for any such suit or other proceeding.

       (c) All necessary waivers of Preferential Rights and Consents to assignment (other than consents to assignment from governmental agencies typically obtained after Closing) shall have been secured.

       (d) All applicable waiting periods under the Hart Scott Rodino Act, if applicable, shall have expired or been terminated and all other requisite governmental approvals shall have been obtained.

       (e) Neither party shall have elected to terminate this Agreement pursuant to Section 13.08.

       Section 9.02 Closing.  At Closing:

       (a) Seller and Buyer shall execute and deliver a settlement statement (the "Preliminary Settlement Statement',), prepared by Seller and approved by Buyer, that shall set forth the amount payable by Buyer to Seller at Closing and each adjustment and the calculation of such adjustments used to determine such amount.

       (b)    Seller shall deliver to Buyer:

              (i) An executed and acknowledged Assignment and Bill of Sale (in sufficient counterparts for recording) in the form of Exhibit B (the "Assignment"), Seller will also deliver separate Assignments as may be required by state and federal regulatory authorities, and shall cooperate with Buyer in obtaining approvals of such Assignments as may be required by a state or federal government authority to effect an assignment thereof;

              (ii) A duly executed Nonforeign Affidavit in the form of Exhibit D;

              (iii) Any other appropriate instruments necessary to effect or support the transaction contemplated herein, including, without limitation, letters in lieu, Texas Railroad Commission and other regulatory agency forms, any lease assignment forms or other forms or filings required by federal or
                            state agencies to transfer ownership of     the
                            Property; and

              (iv) While Seller makes no representation or warranty that Buyer will become operator of any portion of the Property, Seller shall execute, acknowledge and deliver such documents and take such other actions as may be necessary or desirable to secure the appointment of Buyer as successor operator on wells or Leases for which Seller is the operator.

       (c) Buyer shall execute a release to Seller of the Deposit, and Buyer shall pay the remaining unpaid portion of the Purchase Price adjusted as provided herein for (i) proceeds from and expenses (including Buyer's portion of overhead) relating to production from and after the Effective Date through the Closing Date (based on estimates where necessary), (ii) Title Defects, (iii) Preferential Rights, (iv) Environmental Defects and (v) such other adjustments as are called for under this Agreement (as shown by the Preliminary Settlement Statement) which have arisen as of the Closing Date. At Seller's option, Buyer shall make payment either by cashier's check or wire transfer of immediately available funds into an account designated by Seller.

       (d) Buyer shall join in the execution and acknowledgment of the Assignment (in sufficient counterparts for recording) to evidence its agreement to all the terms, covenants and conditions of the Assignment.

       (e) Buyer shall offer Seller adequate proof that it has obtained all required lease and operating bonds.

       (f) Seller shall deliver to Buyer the originals or legible copies of all lease, contract or well files (excluding any internal valuation or interpretive data or documentation) current files, including computer-generated files, relating to joint interest billings, revenue distribution, leasehold ownership, and similar information relating to the Property in Seller's possession, at such location as the parties agree. Seller shall have no obligation to furnish Buyer any data or information which Seller cannot provide Buyer because of third party restrictions on Seller.


                         ARTICLE X.  TAXES AND EXPENSES

       Section 10.01 Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations ("Property Taxes") attributable to the Property accruing in tax periods ending prior to the Effective Date shall be the obligation of the Seller. All Property Taxes attributable to the Property with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Buyer. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes. The Buyer shall pay or cause to be paid all Property Taxes relating to the tax period in which the Effective Date occurs provided such taxes have not been paid by Seller prior to Closing. As to any such taxes that have not been paid by Seller prior to Closing, the Seller shall pay to Buyer Seller's pro rata portion of the Property Taxes as a Purchase Price adjustment at Closing (based on actual taxes if available and estimates if necessary). As to any such taxes that Seller has paid prior to Closing, Buyer shall pay Seller Buyer's pro rata portion of the Property Taxes as a Purchase Price adjustment at Closing. To the extent estimates are used in calculating the Purchase Price adjustment at Closing, the Final Settlement Statement will make further adjustments as necessary to reflect the actual taxes on the Property.

       Section 10.02 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of Property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall defend and hold Seller harmless with respect to the reporting and payment of all such taxes, if any, including any interest or penalties assessed thereon. Seller will determine what sales tax, if any, is due in connection with the sale of Property and, subject to Buyer's agreement with such determination, will charge Buyer such tax in the Final Settlement Statement. Seller will be responsible for remitting such tax to the applicable tax authorities.

       Section 10.03 Other Taxes. All taxes (other than property taxes and sales taxes) attributable to the Property that are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. All such taxes that have accrued with respect to the period prior to the Closing Date have been or will be properly paid by Seller and all statements, returns and documents pertinent thereto have been or will be properly filed. Buyer shall be responsible for paying, withholding or causing to be paid or withheld all such taxes which have accrued after the Closing Date and for filing all statements, returns and documents incident thereto.

       Section 10.04 IRS Reporting. Seller and Buyer agree that this transaction is subject to the reporting requirements of Section 1060 of the Internal Revenue Code of 1986 as amended. Therefore, IRS Form 8594, Asset Acquisition Statement, is required to be and will be filed for this transaction. The parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

       Section 10.05 Cooperation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (including but not limited to providing Buyer, upon Buyer's request, copies of such documents, data and other information but excluding that which is subject to an attorney-client privilege) which may be required by the other party for the purpose of preparing tax reports and returns, making tax payments, filing refund claims and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes.


                    ARTICLE XI.  OPERATIONS PRIOR TO CLOSING

       Section 11.01 Seller's Obligations. On and after the Effective Date until the Change of Operation Date, Seller shall continue to operate that portion of the Property operated by Seller prior to the Effective Date in a prudent manner consistent with generally accepted industry practices and standards, applicable laws and regulations, and all applicable lease and other agreement terms and shall continue to administer the portion of the Property not operated by Seller. Seller shall be entitled to retain any overhead payments received from third parties as provided for in the COPAS accounting procedures attached to relevant operating agreements and which are received and attributable to operations between the Effective Date and the Change of Operation Date. Seller shall invoice Buyer at the rate of $40,000 per month for Buyer's share of the overhead attributable to the Property operated and administered by Seller on behalf of Buyer during the period between the Effective Date and the change of Operation Date. In addition, Seller will continue to provide such operational and administrative services as Buyer may request for a period of not more than two calendar months following the Change of Operations Date at a price per month agreed upon between Buyer and Seller not to exceed $40,000 per month. Seller makes no representation or warranty that Buyer will become operator of any portion of the Property, as that matter is controlled by the applicable operating agreement. Following the execution of this Agreement and prior to termination of operation of the Property by Seller, Seller shall not remove or cause to be removed any equipment used as part of its normal production operations without first obtaining the written consent of Buyer nor shall Seller transfer, sell or hypothecate, encumber or otherwise dispose of the Property. Seller further agrees not to make any commitments to expend capital funds in connection with the ownership or operation of the Property (other than as required by law of governmental order or regulation or in connection with an emergency) in an amount in excess of $25,000 (net to Seller's interest) per individual authorization for expenditure without the approval of Buyer. If Buyer fails to respond within a period of time (which period shall be equal to one-half of any time limitations imposed upon Seller with respect to such matter) following delivery by Seller of a request for approval with respect to any proposed commitment for expenditures, then Buyer shall be deemed to have consented to such commitment.

       Section 11.02 Accounting for Interim Operation. Seller shall have the right to hold all production prior to the Effective Date attributable to the Property for Seller's account and all production thereafter shall be for the account of Buyer. In accounting to Buyer for interim operations Seller shall deduct from revenues accruing to the Property from the sale of production the following:

              (i)           All royalties and overriding royalties;

              (ii) All lease operating expenses and capital costs (excluding overhead applicable to Seller's interest);

              (iii) Any severance, production, windfall profits, and other taxes (except federal and state income tax);

              (iv) Other payments out of or with respect to production with which the Property is burdened or encumbered; and

              (v) The monthly operations and administrative overhead fee payable by Buyer as provided above.

During any such extended period of operations by Seller, Seller shall account for and distribute to Buyer any net revenues received by Seller with such distribution to occur within thirty (30) days of Seller's receipt of the same.

       Section 11.03 Indemnity as to Seller's Interim Operations. Except as otherwise stated in this Agreement, and subject to Seller's continuation of insurance coverage now applicable to the Property, Buyer hereby releases, and agrees to indemnify, defend and hold Seller harmless from all uninsured claims, losses, damages, costs, expenses, causes or action and judgments of any kind (but excluding claims arising from third party injuries or deaths) with respect to continued operations by Seller under this Article, whether or not caused in whole or in part by and including any sole or concurrent negligence or strict liability of Seller, unless caused by Seller's gross negligence or willful misconduct.

                     ARTICLE XII.  POST-CLOSING ADJUSTMENTS

       Section 12.01 Final Settlement Statement. Within 60 calendar days after Closing, Seller shall prepare and deliver to Buyer a statement (the "Final Settlement Statement") which shall be subject to verification and audit by Buyer setting forth each adjustment (which shall include Title Defect adjustments, Preferential Right adjustments, Environmental Defects adjustments and all other adjustments which arise from the Effective Date through the Closing Date) and showing the calculation of such adjustments and the resulting final purchase price (the "Final Purchase Price"). Within 30 calendar days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report which shall be subject to verification and audit by Seller containing any changes that Buyer proposes to be made to the Final Settlement Statement. The parties undertake to agree with respect to the amounts due pursuant to such post-closing adjustments no later than 120 days after the Closing Date. If the parties are unable to agree to such post-closing adjustments, the matter shall be resolved pursuant to the provisions of Article XIV hereof. The date upon which such agreement is reached, or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date". If (1) the Final Purchase Price is more than the Purchase Price paid by Buyer at Closing, Buyer shall pay to Seller the amount of such difference, or (2) the Final Purchase Price is less than the Purchase Price paid by Buyer at Closing, Seller shall pay to Buyer the amount of such difference, in either event by check within 30 days of the Final Settlement Date. Buyer reserves the right to audit Seller's accounting and financial data pertaining to the Property purchased within 120 days after the Final Settlement Date.

       Section 12.02 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price as provided in Section 12.01, all monies, proceeds, receipts, credits and income attributable to the Property (a) for all periods of time subsequent to the Effective Date, shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit same to Buyer promptly and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller promptly. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Property, (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for periods of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Except to the extent same have already been taken into account as an adjustment to the Purchase Price all uncollected accounts receivable as of the Closing Date attributable to the Property after the Effective Date shall be assigned to Buyer and all uncollected accounts receivable as of the Closing Date attributable to the Property prior to the Effective Date shall be retained by Seller.

       Section 12.03 Imbalances. Exhibit 12.03, contains Seller's good faith estimate of imbalances (overproduction and/or underproduction) relating to the Property as of the Effective Date. The Purchase Price shall be adjusted upward or downward (as the case may be) at Closing and at the Final Settlement Date as follows:

              (i) If the actual overproduction is less than 337,000 MCF, then the Purchase Price will be increased by $1.00 per MCF multiplied by the amount by which the actual overproduction is less than 337,000 MCF;

              (ii) If the actual overproduction is greater than 600,000 MCF, then the Purchase Price will be decreased by $1.00 per MCF multiplied by the amount by which the actual overproduction exceeds 600,000 MCF;

              (iii) If the actual overproduction is greater than 337,000 MCF and less than 600,000 MCF, then no adjustment to the Purchase Price will be made.


                    ARTICLE XIII.  MISCELLANEOUS PROVISIONS

       Section 13.01 Broker's Fees. Each party represents that it has not incurred any obligation for brokers, finders or similar fees for which the other party would be liable.

       Section 13.02 Press Releases. Neither party shall make press releases or other public announcements concerning this transaction, without the prior written approval of the other party and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

       Section 13.03 Notices. All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally, delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

       SELLER:       ANADARKO PETROLEUM CORPORATION
                     17001 Northchase Drive
                     Houston, Texas 77060
                     Attn: David J. Santley
                     Fax: (713) 874-8853

       BUYER:        TITAN RESOURCES, L.P.
                     500 W. Texas, Suite 500
                     Midland, Texas 79701
                     Attn: Jack D. Hightower
                     Fax: (915) 687-3863

Any party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

       Section 13.04 Use of Seller's Name. Buyer agrees that, as soon as practicable after the Closing Date, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Property and will not thereafter make any use whatsoever of such names, marks and logos, and will hold them for pick-up by Seller.

       Section 13.05 Assignment. Except as otherwise stated herein, this Agreement and the rights and obligations hereunder shall not be assignable by either party without the prior written consent of the other party, which may be withheld for any reason including convenience, unless the assignment occurs by merger, reorganization or sale of all of a party's assets.

       Section 13.06 Entirety of Agreement; Amendment. This Agreement, together with all Exhibits which are attached hereto and incorporated herein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, representations, and prior agreements and understandings relating to such subject matter. This Agreement may be amended, modified, and supplemented only in a writing duly executed by Buyer and Seller.

       Section 13.07 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

       Section 13.08 Right of Termination; Right of Enjoyment. For purposes of this Section 13.08, the term "Aggregate Defects and Exclusions" shall mean the sum of (i) Purchase Price adjustments agreed on between Buyer and Seller pursuant to Section 7.02 and Section 13.17; plus (ii) Purchase Price adjustments with respect to portions of the Property excluded from the purchase and sale (other than those adjustments made as a result of the exercise of Preferential Rights); plus (iii) the value of Title Defects and Environmental Defects that the Seller has not agreed to cure to Buyer's reasonable satisfaction. Either Buyer or Seller may terminate this Agreement by written notice to the other party at any time prior to Closing if the Aggregate Defects and Exclusions exceed ten percent (10%) of the Purchase Price or if the Aggregate Defects and Exclusions relating to the Puckett Field exceed ten percent (10%) of the Purchase Price applicable to the Puckett Field. In addition, this Agreement and the transactions contemplated hereby may be terminated by either party due to the failure of the other party to meet a material condition to Closing. Upon any such termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Property and to sell, transfer, encumber or otherwise dispose of the Property to any party without any restriction under this Agreement; and Buyer shall be liable for all actual, incidental and consequential damages (including, without limitation, lost profits) if it attempts to interfere in anyway with any such enjoyment of action by Seller.

       Section 13.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

       Section 13.10 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. THE PARTIES WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, OTHER THAN SECTION 17.555 THEREOF WHICH IS NOT WAIVED.

       Section 13.11 Survivability. Except as expressly provided herein, all of the representations, warranties, and agreements contained herein of or by the parties hereto shall survive the execution and delivery of the Assignment.

       Section 13.12 Further Assurances and Records.

       (a) At and after the Closing, each of the Parties will promptly execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby including any lease identified in bid information provided by Seller and omitted from Exhibit A.

       (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement in the same manner it maintains its own files. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Seller's interest in the Property prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Property prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

       (c) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Property in the possession of third parties; and (ii) access to wells constituting a part of the Property operated by third parties for purposes of inspecting same.

       (d) After the Closing, Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Property and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Property.

       Section 13.13 Proceeds of Production. Seller shall be responsible for any and all liabilities, claims, causes of action, damages, and punitive damages arising out of the receipt of proceeds from production from purchasers or other parties receiving production from the Leases and/or units comprising a part of the Property or arising out of the accounting or payment to royalty owners and working interest owners in the Leases and/or units comprising a part of the Property, insofar as such liabilities, claims, causes of action, and damages relate to or arise out of actions of Seller or events prior to the Effective Date and further shall defend, indemnify, and hold Buyer harmless from and against all such claims within a period of four (4) years from the Effective Date. Buyer shall be responsible for all of said types of claims insofar as they relate to periods of time from and after the Effective Date and shall defend, indemnify, and hold Seller harmless therefrom.

       Section 13.14 Buyer's General Indemnity. Subject to the other express provisions of this Agreement, Buyer, for actions attributable to any and all periods not specifically covered by Seller under Section 13.15 hereunder agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including claims for personal injury, illness, disease, wrongful death, damage to property, liability based on strict liability or condition of the Property attributable to or arising out of (i) Buyer's plugging, replugging, abandonment, removal, disposal, and restoration obligations described in the Assignment and Bill of Sale, (ii) Buyer's acts or omissions, and (iii) the ownership or operation of the Property by Buyer or Seller at any time, including, without limitation, any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof, whether or not caused in whole or in part by (and including) any sole or concurrent negligence or strict liability of Seller (but not Seller's gross negligence or willful misconduct), or the condition of the Property.

       Section 13.15 Seller's General Indemnity. Subject to the other express provisions of this Agreement, Seller, for a period of two years from Closing, and only as to such actions attributable to it for periods prior to the Effective Date where Seller has been the record owner, agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgements of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including claims for personal injury, illness, disease, wrongful death, damage to property, liability based on strict liability or condition of the Property and which are attributable to or arising out of (i) Seller's acts or omissions, and
(ii) the ownership or operation of the Property by Seller prior to the Effective Date, including, without limitation, any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof, if the aggregate claims, damages, etc.
exceed $100,000.

       Section 13.16 Physical and Environmental Conditions. Buyer agrees and acknowledges that (a) it.has had, or prior to the Environmental Notice Deadline (as defined below) will have, access to and the opportunity to inspect the Property for all purposes, including without limitation, for the purposes of detecting the presence of hazardous substances, environmental hazards or naturally occurring radioactive material (NORM) and produced water contamination of the surface and/or subsurface, (b) it has, or prior to the Environmental Notice Deadline will have, satisfied itself as to the physical and environmental condition of the Property, both surface and subsurface, and their method of operation and except as set forth herein, agrees to accept an assignment of the Property at closing, subject to the provisions of Sections
13.17 and 13.18 hereof, on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS" and (c ) in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent investigation of the Property and records related thereto and the representations, warranties and covenants in this Agreement. Seller acknowledges and agrees that it has (or will have within fifteen (15) days following the execution hereof) furnished Buyer, on a confidential basis, with copies of all environmental studies, reports, evaluations and tests conducted on the Property or any part thereof which are in Seller's possession or control. Buyer further acknowledges that with respect to any tests, evaluations or reports that have been conducted or prepared by or on behalf of Seller pertaining to the environmental condition or operation of the Property and that are delivered to Buyer prior to the Environmental Notice Deadline (the "Environmental Reports"), Seller EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY RESPECTING THE ACCURACY OR THOROUGHNESS THEREOF AND DISCLAIMS ANY LIABILITY IN CONNECTION THEREWITH.

       Section 13.17 Environmental Defects. If Buyer notifies Seller no later than five days before Closing (the "Environmental Notice Deadline") of the existence of any environmental conditions on the real property interests comprising a part of the Property that constitutes an actually cited violation of Environmental Laws or a condition, that if discovered by the appropriate governmental authority, would reasonably be found to be a violation of Environmental Laws as in effect on the date hereof and which Buyer in its reasonable judgement and good faith has determined as of the date hereof could cause Buyer to incur expenses to remediate or settle, the cost of which to remediate or settle shall not be considered for the adjustments outlined below unless the collective aggregate value of such defects exceeds $250,000 utilizing the most cost effective method of remediation available (any such condition being herein referred to as "Environmental Defect"), then:

       (a) Seller may agree to undertake such remedial action as may be required to cause such Property to be brought into compliance with Environmental Laws as in effect on the date hereof, and to Buyer's reasonable satisfaction in which event the affected Property will be purchased by Buyer at Closing and the Purchase Price will not be reduced on account of such Environmental Defect, or

       (b) Buyer and Seller will agree to either (i) adjust the Purchase Price by an amount agreed upon by Buyer and Seller to be the value of such Environmental Defect in which case the Property subject to the Environmental Defect will be sold hereunder to Buyer and Buyer, irrespective of any indemnities contained herein (whether environmental or otherwise) but without affecting Buyer's rights under Section 13.18 with respect~to matters not covered by such Purchase Price adjustments, shall assume all liabilities associated with the Environmental Defect asserted herein; or (ii) exclude the Property subject to the uncured Environmental Defect from the sale and reduce the Purchase Price by the applicable Allocated Value.


If the parties are unable to agree to a course of action with respect to such Environmental Defects the matter shall be resolved pursuant to the provisions of Article XIV. If Seller elects to undertake remedial action pursuant to the foregoing provisions, Buyer agrees, to the full extent that it has the right to do so, to grant Seller such access as may be necessary to permit Seller to complete such remedial action.

       Section 13.18 General Environmental Indemnity.  If the Closing occurs,
(a) Buyer shall be responsible for and agrees to indemnify, defend and hold harmless the Seller from and against any and all losses attributable to damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, or fines or penalties (collectively, "Claims") arising out of or attributable to, in whole or in part, either directly or indirectly, the condition or operation of the Property at any time for such periods referenced hereinbelow not specifically covered by Seller that is determined to be a result of or caused in whole or in part by Buyer's violation of, failure to fulfill duties imposed by or incurrence of liability under, any Environmental Laws (as defined below and as in effect on the date hereof) or under any principle of common law relating to duties to protect or not unduly disturb human health or environmental quality (any-such Claim being referred to herein as an "Environmental Claim") and (b) Seller, for a one year period following Closing, shall be responsible for and agrees to indemnify defend and hold harmless the Buyer from and against all Claims (including Environmental Claims) asserted in writing to Seller which arise out of or are attributable to in whole or in part, either directly or indirectly, the condition or operation of the Property at any time prior to the Effective Date and relating only to the period during which the Seller owned the Property, including any Claims that are determined to be a result of or caused in whole or in part by Seller's violation of, failure to fulfill duties imposed by or incurrence of liability under any Environmental Laws or any Environmental Claim. Buyer's indemnity of Seller, as set forth in this section, shall not cover any claims, including Environmental Claims, resulting directly or indirectly from a breach by Seller of any of its representations, warranties and covenants set forth herein, including, but not limited to, Seller's obligations under Section 13.17.

       Section 13.19 Environmental Laws. As used herein, the term "Environmental Laws" shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits or-determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Property is located, including, without limitation, the Clean Air

Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, The Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act ("OSHA"), as amended, the Hazardous Materials Transportation Act, as amended, and other federal, state and local laws whose purpose is to conserve or protect health, the environment, wildlife or natural resources. The terms "hazardous substance,'' "release", and "threatened release" shall have the meanings specified in CERCLA, and the terms shall have the meanings specified in RCRA; provided, however, that (a) to the extent the laws of the state in which the Property is located are applicable and have established a meaning for "hazardous substance," "release," "threatened release", "solid waste", "hazardous waste", and "disposal" that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (b) the term "solid waste" shall include all oil and gas exploration, development, and production wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes.

                           ARTICLE XIV.  ARBITRATION

       Section 14.01 Any controversy between the Parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name one arbitrator. Within ten (10) days after the receipt of such notice, the other party shall name the second arbitrator, or failing to do so, the party giving notice shall name the second. The two arbitrators so appointed shall name the third, or failing to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for the Southern District of Texas.

       Section 14.02 The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period, a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

       Section 14.03 The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the Parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the Parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses and employees.

EXECUTED on the dates set forth below, but effective as of the Effective Date.




BUYER:                               SELLER:

    TITAN RESOURCES, L.P.            ANADARKO PETROLEUM CORPORATION
By: Titan Resources I, Inc.,
    Its Sole General Partner

By: /s/ JACK D. HIGHTOWER            By: /s/ BRUCE H. STOVER
   ------------------------------       ----------------------------------------
   Jack D. Hightower, President         Bruce H. Stover
                                        Vice President, Acquisitions


DATE:  October 12, 1995              DATE:  October 12, 1995
     ----------------------------         --------------------------------------